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April 29, 1998

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


RE:  Current Report on Form 8-K for Renaissance Golf Products, Inc.


We have read Item 4 included in the current report on Form 8-K for Renaissance Golf Products, Inc. dated April 30, 1998, filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


CORBIN & WERTZ


cc: Mr. Mont Warren